Exhibit 10.20

Work for Hire Agreement

This Work for Hire Agreement (this “Agreement”) is made effective as of October 20, 2008 by and between the Federal Agricultural Mortgage Corporation (“Farmer Mac”), 1133 21st Street, N.W., Washington, DC 20036, and William T. Sandalls, Jr. (“Sandalls”), 445 Broadway, Apt. 2P, Hastings on Hudson, NY  10706, in consideration of the mutual promises made herein.

1.    DESCRIPTION OF SERVICES.  Beginning on October 20, 2008, Sandalls agrees to provide certain financial and management services for Farmer Mac, including serving as Farmer Mac’s Acting Chief Financial Officer, as Farmer Mac’s Acting Chief Executive Officer may request (collectively, the “Services”).  The Services include, but are not limited to, supporting:  (a) managing the finance department; (b) serving on Farmer Mac’s Asset and Liability Committee; (c) reviewing, performing necessary due diligence with respect to, and certifying as Chief Financial Officer, Farmer Mac’s periodic financial reports on Form 10-Q and 10-K, as appropriate; and (d) subject to a determination that the certifications are true and correct, executing the applicable certifications with respect to those periodic reports as required by federal securities law.  These services will be performed in coordination with Farmer Mac’s officers and other employees.

2.    PAYMENT FOR SERVICES.  In consideration for the provision of the Services, Farmer Mac will pay Sandalls at a per diem rate equaling $372,030 per annum.  Payment for these services will be made on a bi-weekly basis.

3.    EXPENSES.  Farmer Mac will reimburse Sandalls for any reasonable and necessary expenses actually incurred in carrying out the Services described under paragraph 1 of this Agreement, including, without limitation, expenses for travel, including airfares, meals and lodging, including in the Washington DC area.  Reimbursement will be made to Sandalls after presentation to Farmer Mac of an itemized accounting and documentation of such expenses, and otherwise in compliance with Farmer Mac’s policies with regard to expense reimbursements.  Sandalls shall obtain the consent of Michael A. Gerber, the Acting President and Chief Executive Officer of Farmer Mac, prior to incurring any expenses of an extraordinary or unusual nature.  No expense reimbursement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the US Internal Revenue Code and the regulations and guidance promulgated thereunder.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

4.    TERM/TERMINATION.  This Agreement shall commence on the date of this Agreement and shall automatically terminate on March 31, 2009, unless earlier terminated for any reason by either party hereto upon 5 days’ prior written notice.  Upon such termination, Sandalls shall be entitled to payment for services provided and expenses incurred up to such date.

5.    RELATIONSHIP OF PARTIES.  It is agreed that Sandalls will provide the Services as an independent contractor and not as an employee of Farmer Mac, and will not hold himself out as anything other than an independent contractor of Farmer Mac.  Nothing contained in this Agreement shall be construed to create an employer-employee or principal-agent relationship or joint venture between Sandalls and Farmer Mac, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever.  The consideration set forth in Section 2 above shall be the sole payment due for services rendered.  Farmer Mac will not provide Sandalls with any fringe benefits, including health insurance benefits, paid vacation, or any other similar employee benefits typically provided to Farmer Mac employees.  It is understood that Farmer Mac will not withhold any amounts for payment of taxes from the compensation of Sandalls and that Sandalls shall be solely responsible to pay all applicable taxes on amounts paid to Sandalls under this Agreement.

6.    WORK PRODUCT OWNERSHIP.  Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively, the “Work Product”) developed in whole or in part by Sandalls in connection with the Services shall be the exclusive property of Farmer Mac.  Upon completion of the project, Sandalls agrees to turn over to Farmer Mac all documents related to this project, as they are considered highly confidential.  Upon request, Sandalls shall sign all documents necessary to confirm or perfect the exclusive ownership by Farmer Mac of the Work Product.

7.    INDEMNIFICATION.  Farmer Mac agrees to indemnify and hold harmless Sandalls from and against any and all losses, claims, expenses (including reasonable legal fees and expenses), damages and liabilities (collectively, “Losses”) that arise out of Sandalls’s performance of his obligations under this Agreement; provided, however, that this indemnity agreement shall not apply to any Losses that proximately result from Sandalls’s gross negligence, willful misconduct or material breach of this Agreement.

8.    DIRECTORS AND OFFICERS INSURANCE.  Farmer Mac agrees to include Sandalls as a named insured, as Acting Chief Financial Officer, under Farmer Mac’s Directors and Officers Insurance Coverage.

9.    CONFIDENTIALITY. Farmer Mac and Sandalls both recognize that Sandalls has access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of the provision of the Services to Farmer Mac.  Sandalls hereby covenants and agrees that he will retain all “Confidential Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns.  Sandalls hereby covenants further that, in addition to his general responsibility not to disclose certain information of or relating to Farmer Mac, he will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization, or use any such Confidential Information for his own account or for the account of any other person, except as required in connection with the performance of the Services.  The term “Confidential Information” shall mean any trade secret, data, client list, legal opinion or other confidential or proprietary information related to the business and activities of Farmer Mac.  Notwithstanding the foregoing, Confidential Information shall not include any information that is or is made by Farmer Mac a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Sandalls of this provision), or is available to Sandalls on a non-confidential basis from a source (other than Farmer Mac) that is not bound by a confidentiality agreement and does not breach his fiduciary responsibilities.  The terms of this provision shall survive the termination of this Agreement and the termination of the Services hereunder.

10.    INSIDER TRADING.  Notwithstanding Sandalls’s status as an independent contractor, Sandalls shall be subject to Farmer Mac’s Statement of Policy on Insider Trading, a copy of which Sandalls has received and reviewed.

11.    CONTRACTOR’S REPRESENTATIONS AND WARRANTIES.  Sandalls represents and warrants to Farmer Mac that:

a.    No third party has exclusive rights to his services and that this Agreement in no way compromises the rights of any third party or creates a conflict of interest for Sandalls or Farmer Mac.  Sandalls further represents and warrants that in performing this Agreement, he will not create any conflict of interest that may be detrimental to the interests of Farmer Mac.

b.    For purposes of avoiding potential conflicts of interest, Sandalls will disclose to Farmer Mac all other employment or independent contractor relationships in which he becomes involved during the term of this Agreement.

c.    Sandalls will not disclose to Farmer Mac any confidential or proprietary information obtained from third parties prior to Sandalls’s entering into this Agreement with Farmer Mac.

d.    In performing the Services, Sandalls will comply with all applicable Farmer Mac policies and procedures, including but not limited to Farmer Mac’s Code of Business Conduct and Ethics, and will adhere to Farmer Mac’s ethical and professional standards.  Sandalls will diligently and conscientiously perform his work under this Agreement.

12.    GOVERNING LAW.  This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the District of Columbia.

13.    ENTIRE AGREEMENT.  This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof and replaces and supersedes all other agreements or understandings, whether written or oral.  No amendment, modification or waiver of this Agreement shall be binding unless in writing and signed by or on behalf of the parties hereto.

14.    MODIFICATION.  This agreement may be amended only by a writing signed by both Sandalls and Farmer Mac.

15.    SEVERABILITY.  If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances will, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

16.    WAIVER.  The waiver by any party of a breach of any provision of this Agreement will not operate as a waiver of any other breach of any provision of this Agreement by any party.

17.    ARBITRATION. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the then existing Commercial Arbitration Rule of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The parties irrevocably consent to the jurisdiction of the federal court located in the District of Columbia for this purpose.  Each such arbitration proceeding shall be located in the District of Columbia.

18.    NOTICES.  Any notice given under this Agreement will be sufficient if in writing and either:  (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand, to the addresses specified on the first page of this Agreement (or to such other addresses as may from time to time be designated by notice from the recipient party to the other).  Any such notice will be effective upon actual receipt or refusal thereof.

Party contracting the Services:

Federal Agricultural Mortgage Corporation

By:	/s/ Michael A. Gerber
Name:  Michael A. Gerber
Title:  Acting President and Chief Executive Officer

Party providing the Services:

/s/ William T. Sandalls, Jr.
William T. Sandalls, Jr.